Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

APPLERA CORPORATION

AND

ATRIA GENETICS INC.,

THE PRINCIPALS NAMED HEREIN

AND

THE REPRESENTATIVE

SEPTEMBER 19, 2007

5.2	AUTHORIZATION OF TRANSACTION	14
5.3	NON-CONTRAVENTION	15
5.4	SUBSIDIARIES	15
5.5	FINANCIAL STATEMENTS	15
5.6	SUBSEQUENT EVENTS	16
5.7	ABSENCE OF LIABILITIES	17
5.8	CREDITORS; BANKRUPTCY, ETC	17
5.9	LEGAL COMPLIANCE	17
5.10	TITLE TO PROPERTIES	17
5.11	TAX MATTERS	18
5.12	INTELLECTUAL PROPERTY	19
5.13	CONTRACTS AND COMMITMENTS	20
5.14	INSURANCE	22
5.15	LITIGATION	22
5.16	EMPLOYEES AND INDEPENDENT CONTRACTORS	22
5.17	EMPLOYEE BENEFITS	23
5.18	ENVIRONMENT AND SAFETY	26
5.19	CUSTOMERS AND SUPPLIERS	26
5.20	ACCOUNTS RECEIVABLE	27
5.21	ACCOUNTS AND NOTES PAYABLE	27
5.22	WARRANTIES OF PRODUCTS; PRODUCT LIABILITY; REGULATORY COMPLIANCE	27
5.23	INSIDER INTERESTS AND AFFILIATED TRANSACTIONS	28
5.24	BROKERS	28
5.25	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	28

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS		29

6.1	AUTHORIZATION OF TRANSACTION	29
6.2	NON-CONTRAVENTION	29

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF THE BUYER		29

7.1	ORGANIZATION	29
7.2	AUTHORIZATION OF TRANSACTION	29
7.3	NO RESTRICTIONS AGAINST PURCHASE OF ASSETS	30
7.4	BROKERS	30

ARTICLE VIII. ADDITIONAL AGREEMENTS		30

8.1	SURVIVAL	30
8.2	INDEMNIFICATION	31
8.3	THIRD PARTY CLAIMS	33
8.4	TRANSACTION EXPENSES	35
8.5	EFFORTS TO CONSUMMATE; FURTHER ASSURANCES	35
8.6	CONFIDENTIALITY	36
8.7	USE OF CORPORATE NAMES	37
8.8	BROKER’S FEES	37
8.9	NON-COMPETE; NON-SOLICITATION	38
8.10	TRANSITION	40

ARTICLE IX. DEFINITIONS		40

ARTICLE X. PRE-CLOSING COVENANTS		47

10.1	CONDUCT OF BUSINESS PENDING CLOSING	47
10.2	NOTICE OF CERTAIN EVENTS	47
10.3	ACCESS	47
10.4	BREACH OF REPRESENTATIONS AND WARRANTIES	47
10.5	EFFORTS TO SATISFY CONDITIONS	47

ARTICLE XI. TERMINATION		48

11.1	TERMINATION	48
11.2	EFFECT OF TERMINATION	48

ARTICLE XII. MISCELLANEOUS		49

12.1	NO THIRD PARTY BENEFICIARIES.	49
12.2	ENTIRE AGREEMENT.	49
12.3	SUCCESSORS AND ASSIGNS.	49
12.4	COUNTERPARTS.	49
12.5	HEADINGS.	49
12.6	NOTICES.	49
12.7	GOVERNING LAW.	51
12.8	AMENDMENTS AND WAIVERS.	51
12.9	INCORPORATION OF EXHIBITS AND SCHEDULES.	51
12.10	CONSTRUCTION.	51
12.11	INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.	52
12.12	REMEDIES.	52
12.13	SEVERABILITY.	52
12.14	WAIVER OF JURY TRIAL.	53
12.15	JURISDICTION AND VENUE.	53
12.16	APPOINTMENT AND AUTHORIZATION OF THE REPRESENTATIVE; RIGHT TO RELY.	55
12.17	CONFIDENTIAL NATURE OF THIS AGREEMENT.	56

Annex A	Pro Rata Indemnification Obligations

Exhibit A	Bill of Sale
Exhibit B	Form of Escrow Agreement
Exhibit C	Statement of Allocation

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 19, 2007, among APPLERA CORPORATION, a Delaware corporation, acting through its Celera Group (the “Buyer”), ATRIA GENETICS INC., a Delaware corporation (the “Seller”), MCGINNIS-SEARLES FAMILY TRUST, a trust (“McGinnis Trust”), MALCOLM MCGINNIS, an individual (“McGinnis”), THE KRAUSA FAMILY TRUST, a trust (“Krausa Trust”), PETE KRAUSA, an individual (“Krausa”), JASON STEIN, an individual (“Stein”), THE 2006 CAPPER FAMILY TRUST DATED JULY 25, 2006, a trust (“Capper Trust”), JAN CAPPER, an individual (“Capper”), 2005 DAVID KAHANE AND MICHELLE J. FOX REVOCABLE TRUST, a trust (“Kahane Trust”), and DAVID KAHANE, an individual (“Kahane” and, together with McGinnis Trust, McGinnis, Krausa Trust, Krausa, Stein, Capper Trust, Capper and Kahane Trust, individually a “Principal” and collectively, the “Principals”) and MALCOLM MCGINNIS, as the Representative.

RECITALS

A.                                   The Seller has been engaged in the business of designing, developing, manufacturing, selling and marketing products useful in organ transplantation and human leukocyte antigen typing (the “Business”).

B.                                     The Buyer desires to purchase from the Seller substantially all of the assets used or useful in the operation of the Business, and to assume only certain Liabilities of the Seller specified herein, and the Seller desires to sell such assets in exchange for cash and the assumption of such specified Liabilities.

C.                                     The Principals are the direct and indirect holders of all of the equity interests of the Seller.

D.                                    The Seller and the Principals acknowledge and agree that the Buyer would not consummate the transactions contemplated hereby without the covenants of the Seller and the Principals contained in Section 8.2, Section 8.6 and Section 8.9, which are a material and integral condition to the consummation of the transactions contemplated hereby.

E.                                      The Buyer acknowledges and agrees that the Seller and the Principals would not consummate the transactions contemplated hereby without the covenants of the Buyer contained in Section 8.2, which are a material and integral condition to the consummation of the transactions contemplated hereby.

F.                                      Capitalized terms not otherwise defined shall have the meanings set forth in Article IX.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1                               Acquired Assets.

On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest of the Seller in and to all of the tangible and intangible assets, business, goodwill and rights of the Seller, other than the Excluded Assets (all such assets, business, goodwill and rights being purchased hereunder are collectively referred to as the “Acquired Assets”), as the same shall exist immediately prior to the Closing, free and clear of all Liens (other than Permitted Liens), including, without limitation, the following:

(a)                                  all accounts, notes and other receivables;

(b)                                 all raw materials and supplies, work-in-process, processed or finished goods and other items of inventory, and all packaging, wrapping, shipping containers and other parts, wherever located;

(c)                                  all real property, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other tangible personal property, including, without limitation, all such assets currently located at the facilities set forth on Schedule 5.10(c);

(d)                                 all Intellectual Property, the goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions, subject to the limitations set forth in Section 2.4;

(e)                                  all of the interest and rights of the Seller in and to (i) the agreements, contracts, licenses, commitments, documents and leases (of real or personal property) (including, without limitation, any such agreements, contracts, licenses, commitments, documents and leases listed on Schedule 5.13) to which the Seller is a party or by which its assets are bound, save and except contracts of employment and those agreements specifically marked as Excluded Assets in the disclosure schedules to this Agreement, and (ii) all purchase and sale orders entered into by the Seller in the ordinary conduct of the Business (collectively, the “Contracts”), subject to the limitations set forth in Section 2.4;

(f)                                    all universal product codes, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs, advertising material and promotional material;

(g)                                 all payments, deposits and prepaid expenses of the Seller;

(h)                                 all claims, choses-in-action, warranties, refunds, rights of recovery, rights of set-off and rights of recoupment of any kind (including any such item relating to the payment of Taxes other than income Taxes), but excluding any such claims, choses-in-action, warranties of refunds or rights of recovery, rights of setoff or rights of recoupment to the extent relating to Excluded Liabilities and not otherwise relating to any Acquired Assets or Assumed Liabilities;

(i)                                     all rights and claims of the Seller, under insurance policies providing coverage relating to the Business, the Acquired Assets and/or the Assumed Liabilities, but excluding any rights and/or claims to the extent covering Excluded Liabilities and not otherwise relating to any Acquired Assets or Assumed Liabilities;

(j)                                     all Permits, including those Permits which are listed on Schedule 5.9;

(k)                                  all rights to the telephone and telecopy numbers, e-mail addresses, websites, domain names and listings used in the Business, as well as all rights to receive mail and other communications addressed to the Seller and relating to the Business (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Acquired Assets);

(l)                                     all books, records, ledgers, files, documents and correspondence, lists, drawings, specifications, studies, reports, advertising and promotional materials and other printed or written materials relating to the Business (provided that the Buyer shall provide to the Seller access to copies of the foregoing (and/or access to originals thereof, if reasonably necessary) upon request to the extent related to Excluded Assets or Excluded Liabilities); and

(m)                               all other assets of any nature whatsoever owned, leased, licensed or used by the Seller relating to the Business or the Acquired Assets other than the Excluded Assets.

1.2                               Excluded Assets.

Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, the Acquired Assets shall not include the following assets and rights of the Seller (collectively, the “Excluded Assets”):

(a)                                  all cash on hand, cash equivalents, including, without limitation, certificates of deposit and deposit, bank and money market accounts (only to the extent the same would be recorded on the Closing Date balance sheet of the Seller when prepared applying accrual accounting on a consistent basis and on a consistent basis with the Latest Balance Sheet of the Seller, all of which shall be net of checks of the Seller, payments by the Seller and wire transfers by the Seller that are in process and/or uncleared as of 5:00 p.m., New York, New York time, on the Closing Date);

(b)                                 all rights to receive mail and other communications addressed to the Seller relating to any of the Excluded Assets or the Excluded Liabilities;

(c)                                  all of the rights of the Seller under any Funded Indebtedness; provided, however, that all of the rights of the Seller under the Assumed Capital Lease and Assumed Equipment Lease shall be an Acquired Asset and an Assumed Liability;

(d)                                 all shares of capital stock of the Seller, and the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(e)                                  the Employee Benefit Plans of the Seller;

(f)                                    all of the rights of the Seller and the Principals under this Agreement and any other document delivered pursuant to Section 2.3(a), including any rights of the Seller relating to Excluded Assets or Excluded Liabilities; and

(g)                                 those assets specifically listed on Schedule 1.2.

1.3                               Assumed Liabilities.

On and subject to the terms and conditions of this Agreement, the Seller shall transfer to the Buyer, and the Buyer shall assume and discharge or perform when due in accordance with the terms thereof, each of, but only, the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)                                  all accounts payable of the Seller relating to the Business and all accrued expenses of the Seller relating to the Business up to an aggregate amount equal to $1,300,000, to the extent such accounts payable and accrued expenses (x) arose in the Ordinary Course of Business and (y) are recorded on the Latest Balance Sheet (but not including the notes thereto, if any) and remain unpaid at Closing (provided, that such accounts payable are not past due), or have arisen in the Ordinary Course of Business consistent with past practice since the date of the Latest Balance Sheet and would be recorded on the Closing Date balance sheet of the Seller (but not including the notes thereto, if any) when prepared applying accrual accounting on a consistent basis and on a consistent basis with the Latest Balance Sheet, excluding, however:

(i)                                     any Liability arising out of or in connection with a breach of contract, breach of warranty, violation of Law, tort, environmental, health or safety matter, infringement claim or lawsuit, or which relates to any indebtedness of the Seller (whether Funded Indebtedness or otherwise) or any Liability of the Principals;

(ii)                                  Liabilities for any federal, state, local, provincial or foreign income Taxes (whether or not accrued);

(iii)          any Funded Indebtedness (other than the Assumed Capital Lease and Assumed Equipment Lease);

(iv)                              any Liability owed to each of the Principals or any Affiliate of the Seller or the Principals; and/or

(v)                                 Taxes of all types related to the negotiation and consummation of the transactions contemplated hereunder, except for any sales or transfer taxes payable by the Buyer.

(b)                                 all Liabilities of the Seller arising or to be performed after the Closing under the Contracts (but not including any obligation or Liability (i) to the extent arising out of or in connection with any breach of any such Contract occurring as of or prior to the Closing or (ii) without the Buyer’s written consent, arising out of or in connection with any Contract that was required to be listed on Schedule 5.13 but was not listed); and

(c)                                  the Assumed Capital Lease and Assumed Equipment Lease.

1.4                               Excluded Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of the Seller or the Business (the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following:

(a)                                  This Agreement:  any of the Liabilities of the Seller or the Principals under this Agreement;

(b)                                 Transaction Expenses, Taxes, Etc:  any of the Liabilities of the Seller or the Principals for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the other Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees, and brokerage fees incurred by or imposed upon the Seller);

(c)                                  Indebtedness:  any of the Liabilities of the Seller for any Funded Indebtedness (excluding the Assumed Capital Lease and Assumed Equipment Lease) or other similar obligations, whether current portion or long-term;

(d)                                 Excess Accounts Payable and Accrued Expenses:  all accounts payable of the Seller relating to the Business and all accrued expenses of the Seller relating to the Business that are not Assumed Liabilities pursuant to Section 1.3(a);

(e)                                  Breach of Contracts, Etc.:  any Liability of the Seller under any agreement, contract, commitment, document, license or lease and any Liability of the Seller under any Contract or Permit to the extent arising out of a breach or alleged breach thereof that occurred as of or prior to the Closing;

(f)                                    Income Taxes and Non-Accrued Taxes:  any Liability of the Seller with respect to any income Taxes or with respect to any other Taxes for any period, including any Liability for unpaid Taxes of any Person as a transferee, successor by contract or otherwise; provided, however, that this Section 1.4 shall not supersede the assumption by the Buyer, pursuant to Section 1.3(a), of only those Taxes that are not based upon income and that are properly included as accrued expenses under Section 1.3(a);

(g)                                 Violation of Law, Contract, Etc.:  any Liability to the extent (i) arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority, (ii) arising under any Environmental and Safety Requirements, including, without limitation, those with respect to the ownership or operation by the Seller or the Principals or any other Person at any time prior to the Closing of the Business or the assets and properties of the Business (including, without limitation, any properties previously owned, leased or occupied by the Seller or the Principals), or (iii) arising by reason of any breach or alleged breach by the Seller or the Principals of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree; in any such case to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claims is commenced or made is after the Closing and irrespective of whether such Liability attaches to the Buyer or the Seller in the first instance;

(h)                                 Bulk Sales:  any Liabilities for which the Buyer may become liable as a result of or in connection with the failure to fully and properly comply with any bulk sales or transfers laws arising out of the Seller’s failure to pay any Excluded Liabilities;

(i)                                     Product Liability, Etc.:  any Liabilities arising out of the injury to or death of any Person or animal or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts of components thereof) manufactured, sold, distributed or otherwise disposed of or for services performed by the Seller, to the extent any of such Liabilities result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claim is commenced or made is after the Closing;

(j)                                     Legal Actions or Proceedings:  any Liabilities relating to any legal action or Proceeding to the extent arising out of or in connection with (i) the Seller’s conduct of the Business prior to the Closing or (ii) any other conduct of the Seller or the Seller’s officers, directors, employees, stockholders, consultants, agents or advisors in their capacities as such, whether or not disclosed on the Schedules hereto;

(k)                                  Severance:  any Liabilities of the Seller for pay in lieu of notice, severance pay or the like with respect to any employee of the Seller who does not accept employment with the Buyer upon completion of the transactions contemplated by this Agreement;

(l)                                     Pre-Closing Compensation:  any Liabilities for salaries, bonuses, vacation accruals or like payments to any director, officer, employee, stockholder or Affiliate of the Seller for the period ending on or prior to the Closing;

(m)                               Plans:  any Liabilities relating to any Employee Benefit Plan of the Seller for any period on or prior to the Closing;

(n)                                 Worker’s Compensation, Injury:  any Liability for claims for worker’s compensation, injury, disability or death based on an event occurring prior to the Closing Date;

(o)                                 Excluded Assets:  any Liabilities which relate to the Excluded Assets;

(p)                                 Liabilities to Principals:  any Liabilities of the Seller to any of the Principals or to any Affiliate of the Seller or any of the Principals; and

(q)                                 Other Liabilities:  any other Liability not expressly assumed by the Buyer under Section 1.3 (including any Liabilities arising out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing, any damage, accident, injury or death occurring prior to the Closing or any state of facts to the extent existing at or prior to the Closing, regardless of when asserted, which are not expressly described in Section 1.3).

The Seller hereby expressly acknowledges that it is retaining the Excluded Liabilities, and the Seller shall (and the Principals shall cause the Seller to) pay, discharge and perform all such Excluded Liabilities promptly when due.

ARTICLE II.

CONSIDERATION; CLOSING

2.1                               Consideration.

The consideration to be paid by the Buyer for the Acquired Assets (the “Consideration”) shall consist of:

(a)                                  $33,150,000.00 (the “Aggregate Cash Payment”) of which $29,850,000.00 (the “Cash Closing Payment”) shall be payable at Closing by wire transfer in the form of immediately available funds in accordance with the written payment instructions furnished by the Seller to the Buyer prior to the Closing Date and the remaining $3,300,000.00 (the “Escrow Amount”) shall be deposited into the Escrow Account pursuant to Section 2.8 below; plus

(b)                                 the assumption of the Assumed Liabilities.

2.2                               The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Finn Dixon & Herling LLP, located at 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, upon satisfaction of the conditions to Closing set forth herein (but no earlier than October 1. 2007 unless otherwise agreed to by the Buyer), or otherwise at a time and on a date mutually agreeable to the Buyer, the Seller and the Representative after the conditions to Closing set forth herein are satisfied.  The date on which the Closing occurs shall be referred to as the “Closing Date.”

2.3                               Deliveries at the Closing.

(a)                                  At the Closing, the Seller and the Principals, as applicable, shall deliver to the Buyer:

(i)                                     a counterpart of an assignment, assumption and bill of sale agreement (the “Bill of Sale”), in the form of Exhibit A duly executed by the Seller;

(ii)                                  a counterpart of the Escrow Agreement duly executed by the Representative;

(iii)                               counterparts of Intellectual Property transfer documents, including domain name transfer documents (the “Intellectual Property Assignments”), in form and substance reasonably acceptable to the Buyer and the Seller and their respective counsel, duly executed by the Seller;

(iv)                              such other duly executed instruments of sale, transfer, conveyance and assignment and assumption, as the Buyer or its counsel may reasonably request, in form reasonably satisfactory to the Seller, to effectuate the transfer of the Acquired Assets to the Buyer (the “Other Assignment Documents”);

(v)                                 copies of all consents listed on Schedule 5.3;

(vi)                              the secretary’s certificate and trustee’s certificates described in Section 3.12; and

(vii)                           such other documents as may be required by the conditions precedent set forth in Article III.

(b)                                 At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(i)                                     the Cash Closing Payment;

(ii)                                  a counterpart of the Bill of Sale, duly executed by the Buyer;

(iii)                               a counterpart of the Escrow Agreement, duly executed by the Buyer;

(iv)                              instruments of assumption, in form reasonably satisfactory to the Buyer and the Seller and their respective counsel, to effectuate the assumption of the Assumed Liabilities by the Buyer; and

(v)                                 such other documents as may be required by the conditions precedent set forth in Article IV.

(c)                                  At the Closing, the Buyer and the Representative, as applicable, shall deliver or cause to be delivered to the Escrow Agent:

(i)                                     the Escrow Amount; and

(ii)                                  a counterpart of the Escrow Agreement, duly executed by the Buyer and the Representative.

2.4                               Certain Contracts and Intellectual Property.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that the assignment by the Seller of any Contract or Intellectual Property to be assigned hereunder shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment or attempted assignment thereof or an assumption by the Buyer of the Seller’s obligations thereunder if such assignment or attempted assignment would, without the consent of such other party, constitute a breach thereof.  The Seller and the Principals shall use their best efforts to obtain the written consent or approval to the assignment to the Buyer of each such Contract or Intellectual Property with respect to which such consent is required for such assignment.  Until such consent or approval is obtained, each Party agrees to cooperate with the other Parties in any reasonable arrangement necessary or desirable to provide to the Buyer the benefits of the Contract or Intellectual Property.

2.5                               Power of Attorney; Right of Endorsement, Etc.

Effective as of the Closing, the Seller and the Principals hereby constitute and appoint the Buyer and its successors and assigns the true and lawful attorney of the Seller and the Principals with full power of substitution, in the name of the Buyer or the name of the Seller and/or the Principals, on behalf of and for the benefit of the Buyer:

(a)                                  to collect all Acquired Assets;

(b)                                 to endorse, without recourse, checks, notes and other instruments in connection with the Business and attributable to the Acquired Assets;

(c)                                  to institute and prosecute all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title in or to the Acquired Assets;

(d)                                 to defend and compromise all actions, suits or proceedings with respect to any of the Acquired Assets (subject to the limitations set forth in Article VIII); and

(e)                                  to do all such reasonable acts and things with respect to the Acquired Assets as the Buyer may deem advisable, all subject to the consent of the Seller, which consent shall not be unreasonably withheld.

THE SELLER AND THE PRINCIPALS AGREE THAT THE FOREGOING POWERS ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND SHALL NOT BE REVOKED BY THE SELLER OR THE PRINCIPALS DIRECTLY OR INDIRECTLY BY THE DISSOLUTION OF THE SELLER, THE DEATH OR INCAPACITY OF ANY OF THE PRINCIPALS OR IN ANY OTHER MANNER.  The Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers and the Seller or the Principals shall promptly pay to the Buyer any amounts received by the Seller or the Principals after the Closing with respect to the Acquired Assets.

2.6                               Allocation of Consideration.

The Consideration shall be allocated among the Acquired Assets, the non-competition and non-solicitation provisions contained in this Agreement and the Assumed Liabilities in accordance with a statement (the “Statement of Allocation”) which shall be prepared by the Buyer promptly after the date hereof and shall be reasonably satisfactory to the Seller.  The agreed upon Statement of Allocation shall be attached hereto as Exhibit C.  None of the Parties shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 2.6.

2.7                               Principals’ Undertaking.

If each of the Principals or any of their respective Affiliates (other than the Seller) holds any right, title or interest in or to any assets, properties, interests in properties or rights intended to be conveyed by the Seller to the Buyer pursuant to this Agreement, whether by reason of any defects in corporate organization of the Seller or the proper maintenance of corporate or other status or good standing of the Seller or otherwise, then the applicable Principal(s), and/or his respective Affiliates shall take all such acts as may be necessary or desirable to convey such assets, properties, interests in properties and rights, notwithstanding that they are not held by the Seller, to the Buyer.

2.8                               Escrow Agreement.

The Buyer shall establish, and deposit at the Closing the Escrow Amount, into an escrow account (the “Escrow Account”) as recourse for any payments that the Seller and/or the Principals are obligated to make pursuant to Section 8.2 hereof.  Each of the parties hereto hereby designate LaSalle Bank National Association (the “Escrow Agent”) to serve as escrow agent in accordance with the Escrow Agreement attached as Exhibit B hereto (the “Escrow Agreement”) to be entered into by and among Buyer, the Representative and the Escrow Agent at the Closing.  The Buyer shall be solely responsible for payment of any fees of the Escrow Agent.  Any disbursements of the Escrow Amount to the Buyer or any other member of the Buyer Group shall be treated as a reduction of the aggregate Consideration under this Agreement.

ARTICLE III.

CONDITIONS TO OBLIGATION OF THE BUYER

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by the Buyer) of the following conditions as of the Closing:

3.1                               Representations and Warranties; Covenants.

(a)                                  The representations and warranties of the Seller and the Principals contained in this Agreement shall be true, complete and accurate in all material respects on and as of the date hereof and on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true, complete and accurate in all material respects as of such date).  The Seller and the Principals shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller and the Principals on or prior to the Closing Date.  Each of the Seller and the Principals shall have delivered to the Buyer a certificate, dated the Closing Date and signed by an officer of the Seller and by each such Principal (or an authorized signatory), to the foregoing effect.

3.2                               Consents and Permits.

All required consents and Permits (including those listed on Schedule 5.3 and Schedule 5.9) shall have been obtained.

3.3                               Absence of Material Adverse Change.

Since December 31, 2006, there shall have been no Material Adverse Change suffered by the Seller or the Business.

3.4                               Absence of Litigation.

As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any aspect of the transactions or events contemplated hereby, declare unlawful any aspect of the transactions or events contemplated by this Agreement or the other Documents, cause any aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded or affect the right of the Buyer to own, operate or control the Acquired Assets or the Business.

3.5                               Proceedings.

All corporate and other proceedings taken or required to be taken by the Seller and the Principals in connection with the transactions contemplated by this Agreement and the other Documents to be consummated at or prior to the Closing shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

3.6                               Governmental Filings.

All filings or registrations with any Governmental Authorities which are required for or in connection with the execution and delivery by the Seller and the Principals of the Documents or the consummation of the transactions contemplated thereby shall have been obtained or made.

3.7                               Documents.

All of the Documents (including all of the documents specified in Section 2.3(a)) shall have been duly executed and delivered, as applicable, by the Seller and the Principals, as applicable, and shall be in full force and effect.

3.8                               Payoff of Indebtedness; Release of Liens.

The Buyer shall have received such pay-off letters, termination agreements, termination statements and other releases to be delivered against repayment by the Seller at or prior to the Closing of the Funded Indebtedness of the Seller (including any advances from the Principals, but not including the Assumed Equipment Lease) as the Buyer shall have reasonably requested, all in form and substance reasonably satisfactory to the Buyer.  The Buyer shall have received duly executed releases (including UCC-3 termination statements) of all Liens (other than Permitted Liens) on the Acquired Assets in form and substance reasonably satisfactory to the Buyer and its counsel and the Buyer shall have received UCC, judgment lien, tax and other lien searches with respect to the Seller, the results of which indicate no liens on the assets of the Seller other than Permitted Liens.

3.9                               Payment of Certain Excluded Liabilities.

The Seller shall have delivered evidence to Buyer together with a duly executed certificate from the President of the Seller certifying that it has paid or made arrangement for payment of the Excluded Liabilities described in Section 1.4(b) (Transaction Expenses, Taxes, Etc.), Section 1.4(c) (Indebtedness), Section 1.4(d) (Excess Accounts Payable and Accrued Expenses), Section 1.4(k) (Severance) and Section 1.4(l) (Pre-Closing Compensation).

3.10                        Lease Consents.

The Seller shall have obtained and delivered to the Buyer a written consent for the assignment of each of (i) the leases for leased Real Property (including the Assumed Capital Lease) from the landlord or other appropriate party and (ii) the Assumed Equipment Lease from the lessor or other appropriate party, each in form and substance reasonably satisfactory to the Buyer.

3.11                        Acceptance of Employment.

The employees of the Seller set forth on Schedule 3.11 shall have accepted employment with the Buyer.

3.12                        Secretary’s Certificate and Trustee’s Certificates.

The Seller shall have delivered to the Buyer (i) a certified copy of the Certificate of Incorporation and copies of the other Fundamental Documents, including all amendments thereto, of the Seller, (ii) authorizing resolutions of the Board of Directors and the stockholders of the Seller, and (iii) incumbency certificates of the Seller for this Agreement and the other Documents, all as certified by the Secretary of the Seller.  In addition, each trust that is a Principal shall deliver a certificate of the trustee certifying his, her or its authority to enter into this Agreement on behalf of the trustee and attaching a copy of the trust instrument and the authorizing resolutions.

3.13                        Confidentiality and Assignment of Inventions Agreements.

Each employee, officer and consultant of the Seller shall have executed and delivered a confidentiality and assignment of inventions agreement in form and substance reasonably satisfactory to the Buyer and the Seller shall have delivered a copy of such executed agreements to the Buyer.  In addition, each of Joan Svoboda and Cheryl Jasper shall have entered into consulting agreements in form and substance reasonably satisfactory to the Buyer and Seller shall have delivered a copy of such executed agreements to the Buyer.

3.14                        Conexio Agreement.

A side letter agreement with Conexio Genomics Pty Ltd. and Conexio 4 (collectively, “Conexio”) shall have been entered into between Conexio, Seller and Buyer in form and substance reasonably satisfactory to the Buyer pursuant to which it shall be agreed that (i) the Australian patent application referred to in Schedule 5.12(a)(i)(A) is currently equally and jointly owned by Conexio and the Seller notwithstanding the fact that the patent application was inadvertently filed in the name of Conexio only, (ii) as of the Closing, the Buyer shall be assigned all rights of Seller in such patent application and the Revenue Sharing Agreement dated as of July 23, 2007, (iii) promptly after the Closing, such patent application shall be amended to properly reflect the Buyer’s equal and joint co-ownership rights with Conexio and the inventors who are currently employees of Seller shall be added to the patent application, and (iv) upon the Closing, Buyer and Conexio shall each pay fifty percent (50%) of the prosecution costs and expenses of such patent and shall have joint-decision making with respect to such patent.

ARTICLE IV.

CONDITIONS TO OBLIGATION OF THE SELLER

The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver by the Seller) of the following conditions as of the Closing:

4.1                               Delivery of Payments.

The Buyer shall have delivered the Cash Closing Payment to the Seller and the Escrow Amount to the Escrow Agent.

4.2                               Representations and Warranties; Covenants.

The representations and warranties of the Buyer contained in this Agreement shall be true, complete and accurate in all respects on and as of the date hereof and on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true, complete and accurate as of such date).  The Buyer shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.  The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect and stating that all conditions to the obligations of the Seller hereunder have been satisfied.

4.3                               Absence of Litigation.

As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents, or cause any material aspect of any transaction contemplated by this Agreement or the other Documents to be rescinded.

4.4                               Governmental Filings.

All filings or registrations with any Governmental Authorities which are required for or in connection with the execution and delivery by the Buyer of the Documents or the consummation of the transactions contemplated thereby shall have been obtained or made.

4.5                               Documents.

All of the Documents shall have been duly executed and delivered, as applicable, by the Buyer and other parties thereto (other than the Seller) and shall be in full force and effect.

4.6                               Proceedings.

All corporate and other proceedings taken or required to be taken by the Buyer in connection with the transactions contemplated by this Agreement and the other Documents to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, the Seller represents and warrants to the Buyer as set forth below, except as set forth in the disclosure schedules accompanying this Agreement.  The disclosure schedules shall be arranged in sections corresponding to the lettered and/or numbered paragraphs in this Article V.  For these purposes, each disclosure in the disclosure schedules shall qualify all sections or subsections hereof or other provisions of this Agreement to which the relevance of such disclosure is readily and reasonably apparent based on the information so diclosed and shall be deemed to be incorporated in any such other schedule of the disclosure schedules.

5.1                               Organization and Capitalization of the Seller.

(a)                                  The Seller is a corporation duly organized, and validly existing under the Laws of the State of Delaware and the Seller is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect on the Seller.  The Seller is not registered as a foreign corporation in any jurisdiction.

(b)                                 Stock Ownership.       The Principals own all of the issued and outstanding capital stock of the Seller.  The capitalization of the Seller is as set forth on Schedule 5.1(b) hereto and no other Person has any right to or interest in the outstanding capital stock of the Seller or has any right, contingent or otherwise, to purchase, acquire or own, directly or indirectly, any equity interest in the Seller.

5.2                               Authorization of Transaction.

The Seller has all requisite corporate power and authority to own and operate the Business and to carry on the Business as now conducted.  The Seller has all requisite corporate power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document.  Each Document to which the Seller is a party has been duly and validly authorized by all necessary action (corporate or otherwise) on the part of the Seller, and each Document to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions.

5.3                               Non-contravention.

Except as specifically set forth on Schedule 5.3, neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by the Seller, shall (a) violate any Law as to which the Seller, the Business or the Acquired Assets is subject, (b) violate any provision of the Fundamental Documents of the Seller, (c) conflict with, result in a breach of, constitute a default (or an event which with notice, lapse of time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any of the Contracts or Intellectual Property, or (d) result in the imposition of any Lien upon any of the Acquired Assets (other than liens in favor of lenders to the Buyer under credit arrangements entered into by the Buyer).  Except as set forth on Schedule 5.3, the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any consent or approval of any other Person in order for the Parties to consummate the transactions contemplated by the Documents or in order for the Buyer to conduct the Business as conducted (or contemplated to be conducted) in the Ordinary Course of Business following the Closing.

5.4                               Subsidiaries.

The Seller does not own, directly or indirectly, any stock, partnership interest, limited liability company interest or joint venture interest in, or any security issued by, any other Person.

5.5                               Financial Statements.

(a)                                  Schedule 5.5 contains the unaudited balance sheet of the Seller, dated as of December 31, 2006 and June 30, 2007 (the “Latest Balance Sheet”), and the related statements of operations and cash flows for the fiscal year ended December 31, 2006 and the six (6) month period ended June 30, 2007 (the “Financial Statements”).

(b)                                 Except as specifically identified with particularity on the cover sheet to Schedule 5.5, each of the Financial Statements (including the notes thereto) (i) has been prepared in accordance with the books and records of the Seller (which are true and correct in all material respects), (ii) fairly presents the financial condition, results of operations, retained earnings and changes in cash flow which it purports to present as of the dates thereof and for the periods indicated thereon and (iii) has been prepared applying accrual accounting on a consistent basis throughout the periods covered thereby.

5.6                               Subsequent Events.

Since December 31, 2006, except for matters specifically relating to the transactions contemplated by this Agreement, the Seller has operated the Business in the Ordinary Course of Business and the Seller has not suffered any Material Adverse Change.  Since December 31, 2006 except as set forth on Schedule 5.6:

(a)                                  no party (including the Seller) has accelerated, terminated, modified or canceled any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which the Seller is a party or by which the Seller is bound or which is otherwise material to the Seller or the Business and, to the Knowledge of the Seller, no party intends to take any such action;

(b)                                 Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its assets or property;

(c)                                  there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Seller or the Business;

(d)                                 the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(e)                                  the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(f)                                    the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(g)                                 except in connection with bona fide disputes, the Seller has not delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability;

(h)                                 the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(i)                                     the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property of the Seller;

(j)                                     the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(k)                                  the Seller has not accelerated the collection or receipt of, or discounted, any account receivables outside the Ordinary Course of Business;

(l)                                     the Seller has not written down the value of any asset or investment on the Seller’s books or records, except for depreciation and amortization taken in the Ordinary Course of Business; and

(m)                               the Seller has not committed to any third party to do any of the foregoing.

5.7                               Absence of Liabilities.

Except as set forth on Schedule 5.7, the Seller has no Liabilities, except for (a) Liabilities reflected on the face of the liabilities section of the Latest Balance Sheet, (b) Liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Law or Proceeding), and (c) Liabilities which have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, violation of Law or Proceeding).  The Seller has satisfied in full all Funded Indebtedness.

5.8                               Creditors; Bankruptcy, Etc.

The Seller is not involved in any proceeding by or against the Seller as a debtor in any court under any insolvency or debtors’ relief act, whether foreign, international, provincial, state, local or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of the Seller or for a substantial part of the property of the Seller.

5.9                               Legal Compliance.

The Seller has complied in all material respects with all applicable Laws, Environmental and Safety Requirements, Orders and Permits, and no Proceeding is pending or, to the Knowledge of the Seller, threatened, alleging any failure to so comply.  Schedule 5.9 sets forth a list of all Permits under which the Seller is operating or bound.  Such Permits (a) constitute all material Permits used or required in the conduct of the Business as presently conducted, (b) are in full force and effect, (c) have not been violated in any material respect and (d) are not subject to any pending or, to the Knowledge of the Seller, threatened Proceeding seeking their revocation or limitation.  Upon the Seller delivering any required notices and obtaining any necessary consents as specifically set forth in Schedule 5.9, the Permits will continue in full force and effect on substantially identical terms for the benefit of the Buyer following the consummation of the transactions contemplated hereby and by the other Documents.

5.10                        Title to Properties.

(a)                                  Except as set forth on Schedule 5.10(a), (i) the Seller owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the Acquired Assets being sold by it to the Buyer hereunder and (ii) the Acquired Assets include all assets, properties and interests in properties necessary for the Business as presently conducted.

(b)                                 The facilities, machinery, equipment and other tangible assets of the Seller are in good condition and repair (subject to routine maintenance and repair for similar assets of like age) and fit for their particular purpose.  The Seller owns or leases under valid leases all machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted.

(c)                                  Schedule 5.10(c) contains a true and complete listing of all material tangible assets of the Seller, other than inventory.  Schedule 5.10(c) specifies the locations of the material tangible assets of the Seller, other than inventory.

(d)                                 The Seller has never owned any real property.  Schedule 5.10(d) contains a list and brief description of all real property currently leased by the Seller (the “Real Property”), the name of the lessee and the lessor, a description of the governing agreement, and any requirement of consent of or notice to the lessor to assignment, if any.  The Real Property constitutes all real properties used or occupied by the Seller in connection with the Business.  The Seller has good and marketable leasehold title to the leased Real Property, free and clear of any Lien, except for Permitted Liens.  Each Real Property lease is in full force and effect and constitutes a legal, valid and binding obligation of the Seller.  The Seller has delivered to the Buyer true and complete copies of all leases referred to in Schedule 5.10(d).

5.11                        Tax Matters.

(a)                                  Except as set forth on Schedule 5.11(a), the Seller and each other entity included in any consolidated, combined or unitary Tax Return or in any group filing in which the Seller is or has been a member, (i) have timely paid all income Taxes and all other Taxes (other than immaterial non-income Taxes) required to be paid by them through the date hereof (including any Taxes shown due on any Tax Return) and (ii) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Income Tax Returns and all other Tax Returns (other than immaterial non-income Tax Returns) required to be filed by them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete.  The unpaid Taxes of the Seller (x) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (y) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

(b)                                 Except as set forth on Schedule 5.11(b):

(i)                                     no Liens have been filed with respect to any Taxes of the Seller and no waivers of statutes of limitations have been given or requested with respect to the Seller;

(ii)                                  there are no pending Tax audits or controversies relating to the Seller or any of its Tax Returns nor has the Seller been notified by any taxing authority that any issues have been raised (and are currently pending) in connection with the Seller or any Tax Return of the Seller;

(iii)                               the Seller and each of its predecessors has complied in all respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes, customs duties or withholding of Taxes from the wages of employees) and the Seller is not liable for any Taxes for failure to comply with such Laws;

(iv)                              the Seller is not now nor has it been a party to or bound by any Tax sharing, allocation or distribution agreement;

(v)                                 the Seller has no obligation to make (or possibly make) any payments that will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, provincial, local or foreign income Tax law);

(vi)                              the Seller is not directly or indirectly responsible for the Taxes of any other Person; and

(vii)                           A valid and timely election has been in effect under Section 1362 of the Code (and comparable provisions of state and local law) to treat the Seller as an “S corporation” within the meaning of Section 1361 of the Code (and comparable provisions of state and local law) for its entire existence.  Neither the Seller nor any of its existing shareholders or former shareholders has taken any action that would terminate or did terminate the Seller’s S corporation election.  The Seller’s status as an S corporation shall continue up to and including the Closing Date.

5.12                        Intellectual Property.

(a)                                  Schedule 5.12(a) identifies (i) all (A) patents and patent applications, (B) trademark and service mark registrations and applications, (C) material unregistered trademarks and service marks, (D) copyright registrations and applications therefore, (E) registered trade names and assumed names, (F) internet domain name registrations and (G) software programs and applications developed by, or on behalf of, or owned by, the Seller, used in connection with the Business, (ii) each license, agreement or other permission which the Seller has granted to any third party with respect to any Intellectual Property used in connection with the Business, and (iii) excluding readily available “off the shelf,” “shrink wrapped” software, each item of Intellectual Property that any third party owns and that the Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission (clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b)                                 Except as set forth on Schedule 5.12(b),

(i)                                     the Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and the Seller has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii)                                  the Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Business as currently conducted and as proposed to be conducted and, to the Knowledge of the Seller, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property other than fees and payments with respect to Licensed Intellectual Property identified on Schedule 5.12(a);

(iii)                               to the Knowledge of the Seller, there are no royalties, honoraria, fees or other payments payable by the Seller to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property (excluding the Licensed Intellectual Property);

(iv)                              to the Knowledge of the Seller, no activity, service or procedure currently conducted or proposed to be conducted by the Seller violates or will violate any agreement governing the use of Licensed Intellectual Property;

(v)                                 the Seller has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and nondisclosure agreements with all officers, directors, managers, members and employees of, and consultants to, the Seller with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi)                              to the Knowledge of the Seller, no patent, formulation, invention, device, application or principle nor any Law exists or is pending or proposed that would have or could reasonably be expected to have a Material Adverse Effect on the Seller;

(vii)                           the Seller has not sent to any third party in the past five (5) years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of the Seller by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(viii)                        the consummation of the transactions contemplated by the Documents will not materially and adversely impact any of the Intellectual Property utilized in the Business.

5.13                        Contracts and Commitments.

Schedule 5.13 lists all of the following contracts or other arrangements (written or oral) to which the Seller is a party or by which it or its assets are bound:

(a)                                  contracts relating to the purchase, distribution, marketing or sales of the Seller’s products, the performance of which will involve payments to or by the Seller in excess of $50,000;

(b)                                 contracts, agreements or arrangements for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis, the performance of which will involve payments to or by the Seller in excess of $50,000;

(c)                                  instruments, agreements or indentures relating to Funded Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Seller;

(d)                                 factoring arrangements or other agreements involving the sale of the Seller’s accounts receivable to a third party at a discount;

(e)                                  guarantees of any obligation for Funded Indebtedness;

(f)                                    agreements with respect to the lending or investing of funds;

(g)                                 leases or agreements under which the Seller is the lessee, sublessee, occupant, holder or operator of any real property owned by any other party;

(h)                                 leases or agreements under which the Seller is the lessee, sublessee, occupant, holder or operator of any personal property owned by any other party, the performance of which will involve payments to or by the Seller in excess of $50,000;

(i)                                     leases or agreements under which the Seller is the lessor or sublessor of or permits any third party to occupy, hold or operate any real or personal property owned or controlled by the Seller;

(j)                                     assignments, licenses, indemnifications or agreements with respect to any form of intangible property, including, without limitation, any Intellectual Property;

(k)                                  contracts or groups of related contracts with the same party (excluding purchase orders entered into in the Ordinary Course of Business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(l)                                     research and development agreements;

(m)                               any contracts containing covenants not to compete or similar provisions (A) binding on the Seller, (B) restricting other Persons for the benefit of the Seller or (C) which otherwise restrict competition granted by the Seller in favor of a third party;

(n)                                 contracts which contain a “most favored customer” or similar provision;

(o)                                 contracts which contain minimum purchase amounts or exclusivity or preference provisions binding on the Seller for the benefit of a third party;

(p)                                 contracts under which the amount payable by the Seller is dependent on the revenues or income or similar measure of the Business, or in which the Seller is obligated to pay royalties, commissions or similar payments to any Person;

(q)                                 marketing, agency, advertising, sales representative, broker, distribution, fulfillment or similar contracts that require the expenditure of, or involve the receipt of, more than $50,000 in any consecutive twelve month period after the date hereof; or

(r)                                    other agreements or instruments which are otherwise material to the Business, and which are not listed in the foregoing clauses of this Section 5.13 (collectively, the “Material Contracts”).

Each Material Contract is valid and enforceable against the Seller and, to the Knowledge of the Seller, the other parties thereto.  Except as specifically disclosed on Schedule 5.13, the Seller has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of material default or breach under any Material Contract; and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach under any such Material Contract.  To the Knowledge of the Seller, no other party to any Material Contract is in default under or in breach of such Material Contract and no event has occurred which with the passage of time or giving of notice or both would result in a material default or breach under any such Material Contract.

5.14                        Insurance.

Schedule 5.14 lists and briefly describes each insurance policy, self insurance arrangement maintained by or on behalf of the Seller with respect to its respective properties, assets and business, and all currently pending claims thereunder.  All of such current insurance policies are in full force and effect and the Seller is not in default with respect to its obligations under any of such insurance policies.  The Seller has not received any notification of cancellation or modification of any of such insurance policies or that any claim outstanding is expected to cause a material increase in the Seller’s insurance rates.  To the Knowledge of the Seller, there are no facts or circumstances which exist that might relieve any insurer under such insurance policies of its obligations to satisfy in full claims thereunder.

5.15                        Litigation.

Except as set forth on Schedule 5.15, there are no Proceedings pending or, to the Knowledge of the Seller, threatened, against the Seller.  Schedule 5.15 also sets forth all Proceedings involving the Seller or any of its directors or employees (in their capacity as such) during the last five (5) years which (i) alleged criminal conduct by the Seller, (ii) resulted in the Seller or any of its directors or employees (in their capacity as such) paying or receiving an amount in excess of $50,000 in connection with the adjudication or compromise of such matter or (iii) had, or could reasonably be expected to have, a Material Adverse Effect on the Seller or the Business.

5.16                        Employees and Independent Contractors.

(a)                                  Schedule 5.16(a) lists all current employees and independent contractors of the Seller as of the date hereof, their permanent classifications (if applicable), their hourly rates of compensation, base salaries or other form of direct base compensation (as applicable), their total 2006 compensation (and any changes thereto which have been, or are reasonably likely to, be implemented in 2007), location of employment, accrued (but unused) vacation entitlement and the commencement date of their employment or engagement.  In addition, to the extent any current employees are on leaves of absence, Schedule 5.16(a) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment.  Schedule 5.16(a) also sets forth all former employees and independent contractors of the Seller who left the employ or engagement of the Seller within the 12-month period ending on the date hereof, including their name, position and the reason for their departure.  No officer, key employee, group of employees or independent contractors of the Seller has indicated any plans to (i) terminate employment or engagement with the Seller (other than immediately after the Closing in order to accept employment or engagement with the Buyer) or (ii) not accept employment or engagement with the Buyer immediately after the Closing.  The Seller has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, collective bargaining and the payment of social security and other Taxes.  The Seller has no Knowledge of any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

(b)                                 Except as set forth on Schedule 5.16(b), (i) the Seller is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or independent contractors and upon termination of the employment or engagement of any such employees or independent contractors, neither the Buyer nor the Seller will by reason of anything done prior to the Closing be liable to any of such employees or independent contractors for severance pay or any other payments, except in accordance with Law, (ii) there is no unfair labor practice complaint against the Seller pending before any Governmental Authority, or, to the Knowledge of the Seller, threatened against the Seller, (iii) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against or involving the Seller, and (iv) no labor union currently represents the employees of the Seller.  The Seller is not a party to or bound by any collective bargaining agreement, union contract or similar agreement.

(c)                                  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Seller from the Seller, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)                                 Except as set forth on Schedule 5.16(d), no employee or independent contractor of the Seller has any agreement as to length of notice or severance payment required to terminate his or her employment, including on a change of control.

(e)                                  There are no outstanding assessments, penalties, fines, liens, surcharges or other amounts due or owing on the date hereof in respect of workplace safety and insurance, no audit of the Business is currently being performed pursuant to any applicable workers’ compensation legislation and there are no facts or circumstances which may materially effect the Seller’s accident cost experience rating in respect of the Business pursuant to any applicable workplace safety insurance legislation, regulations or rules.

5.17                        Employee Benefits.

(a)                                  Employee Benefit Plans.  Schedule 5.17(a) sets forth a true and complete list of all Employee Benefit Plans that cover any present or former employees or directors of the Seller

(i) that are or ever were maintained, sponsored or contributed to by the Seller or any ERISA Affiliate or (ii) with respect to which the Seller or any ERISA Affiliate is or ever was obligated to contribute or has any Liability or potential Liability, whether direct or indirect (the “Plans”).

(b)                                 Administration and Compliance of the Plans.  Except as set forth on Schedule 5.17(b), with respect to each Plan:

(i)                                     all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Latest Balance Sheet or with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of the Seller;

(ii)                                  there is no unfunded Liability relating to any Plan which is not reflected on the Latest Balance Sheet or with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of the Seller;

(iii)                               there have been no violations of ERISA or other applicable Laws with respect thereto and each Plan has been administered in all material respects in accordance with its terms and established in accordance with all Laws; neither the Seller nor any of its agents or delegates has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened, and the Seller does not have any Knowledge of any Basis for any action, suit, proceeding, hearing, or investigation with respect to any Plan;

(iv)                              Schedule 5.17(b)(iv) identifies each Plan that is intended to qualify as a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust, which has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust;

(v)                                 the Seller has timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts;

(vi)                              except as required by applicable Law (e.g., COBRA), no Plan obligates the Seller to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other such “welfare-type” benefits;

(vii)                           the Seller has provided the Buyer, to the extent available, with true and complete copies of the Plans and summary plan descriptions and, to the extent applicable, of all documents pursuant to which such Plan is maintained and administered, the two most recent annual reports and financial statements therefor, all governmental rulings and opinions (and pending requests therefor), all the most recent determination letters for each Qualified Plan, and if such Plan provides post-retirement or post-employment health and life insurance, accident, or other “welfare-type” benefits, the most recent valuation of the present and future obligations under such Plan.  The foregoing documents accurately reflect all material terms of such Plan.  Except as specifically provided in the foregoing documents delivered or made available to the Buyer, or as disclosed in Schedule 5.17(b)(vii), there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan;

(viii)                        all reporting and disclosure obligations imposed under the Code and other applicable Laws have been satisfied with respect to each Plan; and

(ix)                                no benefit or amount payable or which may become payable by the Seller pursuant to any Plan, agreement or contract with any employee is or may be subject to the imposition of any excise tax under applicable Law or would not be deductible under applicable Law.

(c)                                  Multi-Employer Plans, Etc.  The Seller and its ERISA Affiliates are not and have not ever maintained or been obligated to contribute to a Multiple Employer Plan, a Multi-Employer Plan or a Defined Benefit Plan.  None of the Seller nor any of its ERISA Affiliates (i) has any liability as a result of the failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (ii) has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA or (iii) has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d)                                 Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.  No Plan is a “section 413(c) plan” (as defined in Treasury Regulation Section 1.413-2(a)) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)                                  No Plan or payment or benefit provided pursuant to any Plan between the Seller and any “service provider” (within the meaning of Section 409A of the Code, and the regulations promulgated thereunder), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.  Any stock options granted by the Seller have been granted in compliance with the terms of applicable Law and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Law, including, to the extent applicable on the date of grant, good faith compliance with Section 409A of the Code).

5.18                        Environment and Safety.

(a)                                  The Seller has complied with, and the Acquired Assets and, to the Knowledge of the Seller, the Real Property are in compliance with, all Environmental and Safety Requirements (including, without limitation, all Permits that may be required for the occupation of the Real Property and the operation of the Business or otherwise related to the Real Property or the Business).  Schedule 5.18(a) contains a list of all Permits required under all Environmental and Safety Requirements for the operation of the Business, and the ownership, operation or occupation of the Real Property and the Acquired Assets.  The Seller has accurately prepared and timely filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to Environmental and Safety Requirements for the operation of the Business and the ownership, operation or occupation of the Real Property and the Acquired Assets.  The Seller has not received any notice or other information regarding any actual or alleged violation of, any actual or potential Liability under, or any corrective or remedial obligation under, any Environmental and Safety Requirements with respect to the Business, the Real Property, the Acquired Assets, or any property, facility, or operations owned, operated, or used by the Seller or the Business, or any predecessor of the Seller.  The Seller has not expressly assumed, undertaken or become subject to any Liability of any other Person with respect to any Environmental and Safety Requirements.  The Seller has not been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under Environmental and Safety Requirements.

(b)                                 The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Hazardous Substance, or owned or operated any property or facility (and to the Knowledge of the Seller no such property or facility, including the Real Property, is contaminated by any such substance) in a manner that has given rise to or as would give rise to Liability pursuant to any Environmental and Safety Requirements, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(c)                                  The Seller has provided the Buyer with true, correct, and complete copies of all environmental reports, assessments, audits, studies or documents, and all other material environmental documents in the possession, custody or control of the Seller with respect to the Business, any of the Acquired Assets, any of the Real Property or any real property owned or leased by the Seller, and, to the Knowledge of the Seller, there are no other environmental reports or studies with respect thereto.

5.19                        Customers and Suppliers.

Schedule 5.19 lists the ten (10) largest customers (and total sales, in dollars, to each such customer) and the ten (10) largest suppliers (and total purchases, in dollars, from each such supplier) of the Business during either of the Seller’s fiscal year ended December 31, 2006 and current year to date through June 30, 2007.  Except as set forth on Schedule 5.19, no such customer or supplier of the Business has terminated, reduced or materially modified its business (including as a result of engaging in business with foreign suppliers) with the Seller since December 31, 2005.  The Seller has not received any notice or otherwise has any reason to believe that any of the customers or suppliers listed on Schedule 5.19 intends, or is reasonably likely, to terminate, reduce or materially modify its business (including as a result of engaging in business with foreign suppliers) with the Seller.

5.20                        Accounts Receivable.

Attached hereto as Schedule 5.20 is a true, correct and complete accounts receivable aging report of the Seller, dated as of the date set forth at the top of such schedule.   The notes and accounts receivable reflected on the books and records of the Seller as of the date hereof are valid receivables and, except as set forth on Schedule 5.20, are current and collectible by their terms within one hundred twenty (120) days after the invoice date or the execution date related to such receivables, subject to no valid counterclaims or set-offs, at the aggregate recorded amount thereof recorded on each books and records, net of the recorded amount of allowances for doubtful accounts computed in a manner consistent with the accounting practices used in the preparation of the Latest Balance Sheet.

5.21                        Accounts and Notes Payable.

There are no accounts or notes payable by the Seller that are past due (including the time and amount past due) as of the date hereof.  All accounts payable and notes payable by the Seller to third parties as of the date hereof arose in the Ordinary Course of Business, and there is no such account payable or note payable delinquent in its payment.  Schedule 5.21 sets forth the payee, the due date and the amount of all accounts and notes payable of the Seller as of the date hereof.

5.22                        Warranties of Products; Product Liability; Regulatory Compliance.

(a)                                  Except as set forth on Schedule 5.22 hereto, all products manufactured, sold, distributed, used, delivered or held in inventory by the Seller (including, without limitation, all documentation furnished in connection therewith) are materially free from any significant defects and conform in all material respects with all customary and reasonable standards for products of such type, with all applicable contractual commitments and with all express and implied warranties.  No product manufactured, sold, distributed, used or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Summaries of the material terms of the standard terms and conditions of sale for the Seller (containing applicable return policy, guaranty, warranty and indemnity provisions) are set forth on Schedule 5.22.  Schedule 5.22 sets forth the product recall and product return history of the Seller, by product, for each of the five (5) most recently completed fiscal years and the current fiscal year.

(b)                                 Except as set forth on Schedule 5.22 (which lists all violations and/or warning letters or notices from any Governmental Authority), since January 1, 2002 (i) no Governmental Authority regulating the Business has commenced, or to the Knowledge of the Seller, threatened to commence, any investigation or proceeding relating to the Business and (ii) to the Knowledge of the Seller, the Seller is not subject to any adverse inspection, finding of deficiency, finding of non-compliance, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to its products or services, business, operations, properties or facilities by any Governmental Authority that remains uncleared, uncured or unresolved.  The Seller has not been responsible for, subject to, assumed or become aware or otherwise been notified of, (and to the Knowledge of the Seller there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it which would reasonably be expected to give rise to Liability), arising out of any injury to individuals, animals or property as a result of or in connection with the ownership, possession, consumption or use of any product manufactured, sold or distributed by the Seller.

5.23                        Insider Interests and Affiliated Transactions.

(a)                                  Except as disclosed in Schedule 5.23(a), none of the Seller’s current or former Affiliates, any current or former stockholder of the Seller nor any respective Affiliate of any such current or former stockholder has, since January 1, 2002, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.

(b)                                 Except as set forth on Schedule 5.23(b), and except for compensation to regular employees of the Seller, no current or former Affiliate of the Seller or of any current or former stockholder of the Seller, is now, or has been since January 1, 2002, (i) a party to any transaction, contract or arrangement (written or oral) with the Seller, (ii) indebted to the Seller, or (iii) the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any Person which is a present or potential competitor, supplier, lessor, or customer of the Seller (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Seller which should properly accrue to the Seller.

5.24                        Brokers.

Schedule 5.24 sets forth a true and complete list of each agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of the Seller or any of the Principals or will be entitled to any fee or commission directly or indirectly from the Buyer (as a result of the actions of the Seller or, the Principals), the Seller or any of the Principals in connection with any of the transactions contemplated hereby.

5.25                        Disclaimer of Other Representations and Warranties.

Except as expressly set forth in this Article V, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including without limitation, the Acquired Assets), liabilities, or operations, including, without limitation, with respect to the merchantability or fitness of any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article V, Buyer is purchasing the Acquired Assets on an “as-is, where-is” basis.  Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any asset other than the Acquired Assets or any liability other than the Assumed Liabilities, and none shall be implied at law or in equity.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, the Principals, severally and not jointly, represent and warrant to the Buyer as set forth below:

6.1                               Authorization of Transaction.

Such Principal has all requisite power and authority to execute and deliver each Document to which he is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document.  Each Document to which such Principal is a party has been duly and validly authorized by all necessary action on the part of such Principal, and each Document to which such Principal is a party has been duly executed and delivered by such Principal and constitutes the valid and legally binding obligation of such Principal enforceable against such Principal in accordance with its terms and conditions.  In furtherance of the foregoing, the provisions of Section 12.16 appointing, and providing certain rights and powers to, the Representative are enforceable against such Principal and such Principal has irrevocably appointed the Representative as his or her attorney-in-fact pursuant to, and subject to, the provisions of Section 12.16.  If an entity or trust, such Principal is validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all requisite entity power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

6.2                               Non-contravention.

Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by such Principal, shall (a) violate any Law to which such Principal is subject, (b) conflict with, result in a breach of, constitute a default (or an event which, with notice, lapsed time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, agreement, instrument or other document to which such Principal is a party or (c) if an entity or trust, violate any provision of the Fundamental Documents (including any trust instrument) of such Principal.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Seller to enter into and perform their obligations under this Agreement, the Buyer represents and warrants to the Seller, and the Principals as follows:

7.1                               Organization.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

7.2                               Authorization of Transaction.

The Buyer has full power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of the Documents and all related transactions and to perform its obligations under the Documents.  Each Document to which the Buyer is a party has been duly authorized by all necessary corporate action on the part of the Buyer and has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer enforceable against the Buyer in accordance with its terms and conditions.

7.3                               No Restrictions Against Purchase of Assets.

Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by the Buyer with any of the provisions thereof, will (i) violate, conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of the Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement to which the Buyer is bound, or by which the Buyer or any of its respective properties or assets may be bound or affected,  or (ii) violate any Law applicable to the Buyer or any of its properties or assets.  No consent or approval by, notice to, or registration with, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

7.4                               Brokers.

No broker, investment banker or finder is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer

ARTICLE VIII.
ADDITIONAL AGREEMENTS

8.1                               Survival.

The representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby; provided, however, that any claim for Adverse Consequences arising out of or with respect to the inaccuracy of any such representation or the breach of any such warranty must be asserted in writing by notice given to the other party on or before the first (1st) anniversary of the Closing Date, failing which any such claim shall be waived and extinguished, excluding, however, claims for Adverse Consequences relating to any third party claim which is within the subject matter of any inaccuracy of representations and/or breach of warranties contained in the Buyer Core Representations or the Seller Core Representations, which may be asserted until thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waivers or extensions thereof) for any such third party claim, even if such thirtieth (30th) day is later than the first (1st) anniversary of the Closing Date.  No right of the Buyer for indemnification hereunder shall be affected by any examination made for or on behalf of the Buyer, the knowledge of any of the Buyer’s officers, directors, stockholders, employees or agents, or the acceptance by the Buyer of any certificate or opinion.

8.2                               Indemnification.

(a)                                  Seller and Principals Indemnification.  From and after the Closing, (x) the Seller shall, jointly and severally with the Principals, and (y) the Principals shall, severally and not jointly on a pro rata basis as set forth on Annex A hereto, indemnify, defend and hold harmless the Buyer and its respective successors, assigns, officers, directors, stockholders, and employees (excluding, however, in each instance the Principals) (collectively, the “Buyer Group”) against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with:

(i)                                     the breach by the Seller of any representation or warranty contained in Article V hereof;

(ii)                                  the breach by the Seller of any covenant or agreement contained in this Agreement or the other Documents;

(iii)                               any Excluded Liability; and/or

(iv)                              the assertion of any Liability or obligation as a result of non-compliance by the Seller with the bulk sales or transfers laws of any jurisdiction.

It is agreed and acknowledged that, with respect to the indemnification obligations of the Principals pursuant to this Section 8.2(a), each of Krausa, McGinnis, Kahane and Capper shall be jointly and severally liable with his or her respective family trust up to such trust’s pro rata indemnification obligations as set forth in Annex A hereto.

(b)                                 Several (but not Joint) Indemnification by the Principals.  From and after the Closing, each of the Principals shall, severally but not jointly, indemnify, defend and hold harmless the Buyer Group against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with:

(i)                                     the breach by such Principal of any representation or warranty contained in Article VI hereof; and/or

(ii)                                  the breach by such Principal of any covenant in this Agreement or the other Documents;

provided, however, it is agreed and acknowledged that, each of Krausa, McGinnis, Kahane and Capper shall be jointly liable with his or her respective family trust for any breaches identified in clauses (i) and (ii) above.

(c)                                  Buyer Indemnification.  From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and the Principals, and their respective successors, assigns, officers, directors, stockholders and employees (collectively, the “Seller Group”) against any

Adverse Consequences which they may suffer, sustain or become subject to as the result of, arising from or in connection with:

(i)                                     a breach of any representation or warranty contained in Article VII hereof;

(ii)                                  the breach by the Buyer of any covenant in this Agreement or the other Documents;

(iii)                               any and all Losses arising from or related to the Buyer’s ownership of the Acquired Assets or operation of the Business after the Closing (but excluding any Adverse Consequences (x) which arise out of or relate to a matter identified in Sections 8.2(a)(i)–(v) or (y) which a member of the Seller Group may suffer solely as a result of such member’s purchase or sale of goods and/or services from or to the Buyer after the Closing Date or any other transaction between the Buyer and such member after the Closing Date); and/or

(iv)                              any Assumed Liability.

(d)                                 Deductible for Breaches of Certain Representations and Warranties.  Anything in Section 8.2(a) to the contrary notwithstanding, the Buyer Group shall not have the right to be indemnified under Section 8.2(a)(i) unless and until the Buyer Group (or any member thereof) shall have incurred on a cumulative basis Adverse Consequences in an amount exceeding $350,000, in which case the right to be indemnified shall apply to the extent of all such Adverse Consequences exceed such first $350,000 of Adverse Consequences; provided, however, that in no event shall the deductible set forth in this sentence apply with respect to the Seller Core Representations or to willful breaches of any representations and warranties.

(e)                                  Escrow Account.  Pursuant to and in accordance with the procedures set forth in the Escrow Agreement and this Article VIII, the Escrow Account shall be available to the extent of the Escrow Amount (plus any interest accrued thereon) to satisfy indemnification claims for recovery of Adverse Consequences under Section 8.2 asserted by any member of the Buyer Group.  The Parties agree that, except for (i) fraud, (ii) the intentional breach of a representation and warranty by the Seller, (iii) the breach of a Seller Core Representation and (iv) the breach of a Buyer Core Representation, the Escrow Account shall be the sole and exclusive source to satisfy the defense obligations and indemnification claims for recovery of Adverse Consequences under Section 8.2(a)(i).

(f)                                    Escrow Account.

(i)                                     Claims Upon Escrow.  The Buyer may make an indemnification claim pursuant to Section 8.2(a) by delivering at any time prior to the first (1st) anniversary of the Closing Date (the “Release Date”) to the Representative, a certificate signed by an officer of the Buyer (the “Indemnification Escrow Notice”) identifying and describing in reasonable detail each such claim for indemnification together with Buyer’s good faith estimate of the maximum indemnification amount for each such claim(s).

(ii)                                  Claims Procedure.  The Representative shall have thirty (30) days after receipt of the Indemnification Escrow Notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the

Buyer.  If the Representative does not so object within such thirty (30) day period, it shall be deemed to have agreed to the matters set forth in the Indemnification Escrow Notice and the Buyer and the Representative shall promptly execute and deliver to the Escrow Agent a joint letter (an “Indemnification Escrow Release Instruction Letter”) instructing the Escrow Agent to pay in cash by wire transfer or immediately available funds from the Escrow Account to the Buyer the amount as specified in the Indemnification Escrow Notice.  If the Representative sends notice to the Buyer objecting to the matters set forth in such Indemnification Escrow Notice, the parties shall use their best efforts to settle any dispute with respect to the indemnification obligation or amount of such claim(s).  If the Parties are unable to settle such dispute, then the Buyer shall seek resolution of the dispute by initiating litigation in any jurisdiction in which litigation arising under this Agreement may be commenced by the Parties.  During such time the amount set forth in such Indemnification Escrow Notice shall not be released by the Escrow Agent from the Escrow Account.  Following final resolution of such indemnification claim(s), the Buyer and the Representative shall promptly execute and deliver to the Escrow Agent an Indemnification Escrow Release Instruction Letter with respect to the payment of such claims.

(iii)                               Release of Escrow Funds to the Buyer.  Promptly after receipt by the Escrow Agent of an Indemnification Escrow Release Instruction Letter, the Escrow Agent shall pay in cash by wire transfer of immediately available funds from the Escrow Account to the Buyer the amount specified in the Indemnification Escrow Release Instruction Letter.

(iv)                              Release of Remaining Escrow Funds to the Seller.  Within five (5) days after the Release Date, the Buyer and the Representative shall execute and deliver to the Escrow Agent a joint letter (the “Indemnification Escrow Release Date Instruction Letter”) instructing the Escrow Agent to pay in cash by wire transfer or immediately available funds from the Escrow Account to the Seller the amount equal to all funds then remaining in the Escrow Account, minus the aggregate amount of identified claims (if any) as specified in any Indemnification Escrow Notice that is then subject to a pending dispute.

(g)                                 Disclaimer.  The Parties acknowledge and agree that, subject to the indemnification limitations and indemnification procedures set forth in Sections 8.1, 8.2 and 8.3, the Buyer Group shall not be required to bring an indemnification claim against all Indemnifying Parties nor shall the Buyer Group be required to first seek indemnification out of the Escrow Account (except as required by the last sentence of Section 8.2(e)).

8.3                               Third Party Claims.

(a)                                  If any third party shall notify any Party to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under Section 8.2, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice (or counsel selected by any insurer providing defense) reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (unless any insurer providing defense also is defending such claims for equitable relief to the good faith reasonable satisfaction of the Indemnified Party), (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (z) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties.  Subject to the preceding sentence, if the Indemnifying Party’s insurer is engaged in the defense of a claim, the Indemnified Party shall attempt, in good faith, to use reasonable efforts, in connection with any participation by the Indemnified Party in the defense of such claim, not to materially interfere with the insurer’s defense of the claim.  If, within such thirty (30) day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the Indemnifying Party and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer to the extent resulting from, arising out of, relating to, or caused by the claim to the fullest extent provided herein.  All of the costs of defense of Third Party Claims and Adverse Consequences related thereto are subject to the limitations of Sections 8.2(e) and 8.3(d).

(b)                                 If an Indemnified Party’s notice of indemnification relates to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party.  If the Indemnifying Party does not so object within such thirty (30) day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification.  If the Indemnifying Party sends notice to the Indemnified Party objecting to the matters set forth in such notice of indemnification, the parties shall use their best efforts to settle such claim for indemnification.  If the Parties are unable to settle such dispute, then the Indemnified Party shall seek resolution of the dispute by initiating litigation in any jurisdiction in which litigation arising under this Agreement may be commenced by the Parties.

(c)                                  The Parties recognize and acknowledge that a breach by any Party of this Article VIII may cause irreparable and material loss and damage to the other Parties as to which the other Parties may not have an adequate remedy at law or in damages.  Accordingly, each Party acknowledges and agrees that the issuance of an injunction or other equitable remedy may be an appropriate remedy for any such breach.

(d)                                 The Parties hereby agree that, notwithstanding anything in any of the other Documents to the contrary, the foregoing provisions of this Article VIII shall be the sole and exclusive means of recovery of a Party hereto or any other Person entitled to indemnification under this Article VIII with respect to any claim made under the Documents, and shall preclude the exercise of any other rights or remedies available to a Party hereto or any other Person hereunder.  Notwithstanding the foregoing, the indemnification provisions of this Article VIII do not limit (i) any other potential remedies of any Party with respect to fraud or willful misrepresentation or (ii) any Party’s ability to seek specific performance or injunctive or other equitable relief.

(e)                                  With respect to a claim by the Buyer pursuant to Section 8.2(a), the Buyer shall be entitled to give notice only to the Representative and shall be entitled to deal exclusively with the Representative with respect to all matters relating to such claim.  With respect to a claim by the Buyer pursuant to Section 8.2(b), the Buyer shall give notice to, and deal directly with, the Indemnifying Party(ies) with respect to all matters relating to such claim and, in furtherance of the foregoing, the Representative shall have no authority with respect to such claims by Buyer pursuant to Section 8.2(b).

8.4                               Transaction Expenses.

(a)                                  The Buyer shall pay all of its expenses in connection with the transactions contemplated hereby.  The Seller and the Principals shall pay all of their expenses incurred in connection with the transactions contemplated hereby, including without limitation, all attorneys’ fees and expenses and accountants’ fees and expenses.

(b)                                 In no event shall the Buyer be liable for any income, capital gain, franchise or other similar Tax arising or imposed as a result of the transactions contemplated herein, and the Seller shall pay all transfer, stamp (including documentary stamp taxes, if any) and other similar Taxes or governmental charges with respect to the transactions herein contemplated.  Any sales or use or other registration or other transfer Taxes imposed on the sale of the Acquired Assets at the Closing shall be borne by the Buyer.

8.5                               Efforts to Consummate; Further Assurances.

Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable.  Each of the Parties agrees that it will from time to time on or after the Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any of the other Parties for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to the Buyer of the Acquired Assets and for the better assumption by the Buyer of the Assumed Liabilities.  Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, foreign, international, state, provincial, local, and other Tax returns and Tax elections with respect to the Business.  The Seller and the Principals acknowledge that upon the transfer of the Acquired Assets, the Seller will have relinquished all right, title and interest in and to the Seller’s Intellectual Property, inclusive of any and all trademarks, patents or copyrights.

8.6                               Confidentiality.

(a)                                  Each of the Seller and the Principals, severally and not jointly, covenants individually on its or his own behalf, on the one hand, and the Buyer, on the other hand, shall keep confidential all information and materials regarding the other reasonably designated by such Party or Parties as confidential at the time of disclosure thereof; provided, however, that, the Buyer, the Seller and the Principals may disclose such information and materials of the Buyer and/or the Seller and/or the Principals (as applicable) to its officers, directors, financing sources, Affiliates, representatives, accountants and counsel who need to have such information or materials to consummate the transactions contemplated by the Documents; provided, further, that the provisions of this Section 8.6 shall not bind the Buyer after the Closing from using any of the information of the Business in any respect whatsoever.  Notwithstanding anything to the contrary contained in this Section 8.6, no Party shall be required to maintain as confidential any information or material which:

(i)                                     is now, or hereafter becomes, through no act or failure to act on the part of such Party which would constitute a breach of this Section 8.6, generally known or available to the public;

(ii)                                  is already known to such Party on a non-confidential basis at the time of the disclosure of such information;

(iii)                               is hereafter furnished to such Party by a third party, who, to the best knowledge of such Party, is not under obligations of confidentiality to any other Party, without restriction on disclosure;

(iv)                              is disclosed with the written approval of the Party to which such information or material pertains;

(v)                                 is required to be disclosed by Law, court order, or similar compulsion; provided, however, that, such disclosure shall be limited to the extent so required or compelled and provided, further, however, that the Party required to disclose such confidential information and material shall give the other Party notice of such disclosure and cooperate with such other Party in seeking suitable protection; or

(vi)                              is pursuant to or in connection with any legal proceeding involving the Parties or involving a Third Party Claim; provided that the disclosing Party shall cooperate with the other Party in limiting public disclosure.

(b)                                 The Seller and the Principals acknowledge that the Buyer and its Affiliates may be irreparably damaged if the confidential knowledge and information possessed or hereafter acquired by the Seller, the Principals relating to the Seller, the Business and/or the Buyer (including, without limitation, the terms of any of the Documents and all other information regarding the financial condition, results of operations and prospects, and customer and supplier lists, pricing and terms relating to the Business) were disclosed to or utilized on behalf of others.  Accordingly, subject to the terms of this Agreement that permit disclosure of selected terms of this Agreement, the Principals, and the Seller shall not, and the Seller shall cause its respective officers, directors and Affiliates not to:

(i)                                     disclose to any Person, firm, corporation or other business entity any non-public information concerning the Business or any of the terms of any of the Documents, for any reason or purpose whatsoever;

(ii)                                  make use of any such non-public information for the Seller’s, or each of the Principals’ own purpose or for the benefit of any Person (other than the Buyer);

(iii)                               make any statements, observations or opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Business or the Buyer and its Affiliates or that is inconsistent with the purpose and intent of the Documents; or

(iv)                              after the Closing, make use of the exceptions in Section 8.6(a)(ii) or (iii).

8.7          Use of Corporate Names.

The Parties acknowledge that, after the Closing, the Buyer intends to operate the Business under the corporate name of the Seller and/or variations thereof.  Immediately after the Closing, the  Seller shall take all steps necessary to change its respective corporate name permanently to Zatriagen, Inc.  Neither the Seller nor the Principals (or their respective successors or Affiliates) shall, directly or indirectly, thereafter use as its, his or her name or trade name any name which is confusing to the public in the reasonable judgment of the Buyer.

8.8                               Broker’s Fees.

Each of the Parties shall be responsible for, and shall hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

8.9                               Non-Compete; Non-Solicitation.

In consideration of the payment by Buyer of the Consideration:

(a)                                  Each of Seller and the Employee Principals acknowledges that, in the course of ownership of the Business (in the case of Seller) and in the course of his ownership of the capital stock of Seller and his or her employment by Seller (in the case of the Employee Principals), each has become familiar with Seller’s and its Affiliates and their predecessors’ trade secrets and with other confidential information concerning the Business, Seller, its Affiliates and their respective predecessors, as the case may be.  During the Non-Compete Period, Seller and the Employee Principals shall not, and each of Seller and the Employee Principals shall use his, her or its best efforts to cause his, her or its officers, directors and Affiliates not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses, products and/or services of Buyer, its Affiliates or the Business as such businesses, products and/or services exist as of the Closing Date, within any Restricted Territory.  Buyer, Seller and the Employee Principals acknowledge that the nature and scope of the Business is both national and international.  As used in this Agreement, the term “Restricted Territory” means each state in the United States of America and each other country or territory in which the Seller is engaged in the Business as of the Closing Date.

Nothing herein shall prohibit Seller or the Employee Principals from (i) being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded that is engaged in the Business, so long as neither Seller nor any of the Employee Principals have any active participation in the business of such corporation, or (ii) solely in the case of the individual Employee Principals, participating in any activity specifically permitted in an employment agreement between the Buyer and such Employee Principal, so long as (A) such activity does not result in such Employee Principal engaging in the Business, and (B) such activity does not otherwise violate this Section 8.9.

(b)                                 During the Non-Compete Period, Seller and the Employee Principals shall not, directly or indirectly through another Person:

(i)                                     induce or attempt to induce any employee or independent contractor of Buyer or any Subsidiary or Affiliate of Buyer to leave the employ of or engagement with Buyer or such Subsidiary or Affiliate, or in any way interfere with the relationship between Buyer or such Subsidiary or Affiliates, on the one hand, and any employee or independent contractor thereof, on the other hand;

(ii)                                  hire any person who is or was an employee or independent contractor of Seller until six (6) months after such individual’s employment relationship with Buyer or such Subsidiary or Affiliate of Buyer has been terminated; provided, however, that such prohibition shall not apply to any person (so long as such person is not a manager or executive officer of Buyer or any Subsidiary or Affiliate) who responds to a general advertisement offering employment;

(iii)                               induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer or any Subsidiary or Affiliate of Buyer (including any such customer, supplier, licensee  or other business relation of the Business, as acquired by Buyer) to cease doing business with Buyer or such Subsidiary or Affiliate, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Buyer or any such Subsidiary or Affiliate, on the other hand; or

(iv)                              induce or attempt to induce any customer, supplier, licensee, subcontractor, or other business relation of the Buyer, or any Subsidiary or Affiliate of Buyer to purchase services or goods similar to those sold as part of the Business).

If, at the time of enforcement of this Section 8.9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect Buyer to the greatest extent possible under applicable law from improper competition.  The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 8.9 and that Buyer would be irreparably damaged if any Party were to breach the covenants set forth in this Section 8.9.  Therefore, in the event of a breach or threatened breach of this Section 8.9, Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 8.9 (without posting a bond or other security) or require the breaching Party to account for and pay over to Buyer all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Section 8.9, if and when final judgment of a court of competent jurisdiction is so entered against such breaching Party.  The Parties agree not to claim that the non-breaching Party has adequate remedies at law for a breach of Section 8.9, as a defense against any attempt by the non-breaching Party to obtain equitable relief described in this Section 8.9.

Each of the Employee Principals understands that the foregoing restrictions may limit his, her or its ability to earn a livelihood in a business similar to the Business, but each Employee Principal nevertheless believes that he, she or it has received and will receive sufficient consideration and other benefits hereunder to clearly justify such restrictions which, in any event (given his, her or its education, skills and ability), such Employee Principal does not believe would prevent him, her or it from otherwise earning a living.  Seller and the Employee Principals agree and acknowledge that (i) Buyer has required that each such Employee Principal make the covenants set forth in this Section 8.9 as a condition to Buyer’s obligations to consummate the transactions contemplated hereby; (ii) the provisions of this Section 8.9 are reasonable and necessary to protect and preserve the Business); and (iii) the transactions contemplated hereby involve the sale of substantially all of the operating assets together with the goodwill of the Seller, within the meaning of California Business and Professions Code §16601, and Seller and each of the Employee Principals have been advised by their own independent counsel that the provisions of this Agreement will be enforceable.

During the Non-Compete Period, the Employee Principals shall inform any prospective or future employer of any and all restrictions contained in this Section 8.9 and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

8.10                        Transition.

From and after the Closing and during the Non-Compete Period, neither the Seller nor the Principals shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

ARTICLE IX.

DEFINITIONS

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Acquired Assets” has the meaning assigned to such term in Section 1.1.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, lost profits, diminution in value, expenses, and fees, including court costs and attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim among the Parties or out of a dispute involving third parties).

“Affiliate” means, with respect to any Person, any of (a) a manager, member, director, officer or stockholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Capital Lease” means the Business Park Net Lease Agreement between the Seller and Bedford Property Investors dated as of July 31, 2003, as amended by that certain First Amendment to Lease dated August 6, 2003, that certain Second Amendment to Lease dated April 28, 2004 and that certain Third Amendment to Lease dated November 1, 2006 with respect to the premises located at 884 and 890-A Dubuque Avenue, South San Francisco, California.

“Assumed Equipment Lease” means the equipment lease agreement dated December 13, 2006 between the Seller and De Lage Landen Financial Services, Inc. (“DLL”) relating to 7500 Sequence Detection Systems.

“Assumed Liabilities” has the meaning assigned to such term in Section 1.3.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” has the meaning assigned to such term in Section 2.3(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Buyer” has the meaning assigned to such term in the preamble of this Agreement.

“Buyer Core Representations” means Section 7.1 (Organization), Section 7.2 (Authorization of Transaction), Section 7.3 (No Restrictions Against Purchase of Assets) and Section 7.4 (Brokers).

“Buyer Group” has the meaning assigned to such term in Section 8.2(a).

“Cash Closing Payment” had the meaning assigned to such term in Section 2.1(a).

“Aggregate Cash Payment” has the meaning assigned to such term in Section 2.1(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Conexio” has the meaning assigned to such term in Section 3.14.

“Consideration” has the meaning assigned to such term in Section 2.1.

“Contracts” has the meaning assigned to such term in Section 1.1(e).

“Covenants” has the meaning assigned to such term in Section 12.15(c).

“Defined Benefit Plan” has the meaning assigned to such term in ERISA Section 3(35).

“Documents” means this Agreement, the Bill of Sale, the Escrow Agreement, the Intellectual Property Assignments and the Other Assignment Documents.

“Employee Benefit Plan” means any “employee benefit plan” (as such term in defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind, whether written or oral, funded or unfunded or insured or self-insured.

“Employee Principals” means McGinnis, Krausa, Capper and Stein.

“Environmental and Safety Requirements”  shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with any of the Sellers for purposes of Code Section 414.

“Escrow Account” has the meaning assigned to such term in Section 2.8.

“Escrow Agent” has the meaning assigned to such term in Section 2.8.

“Escrow Agreement” has the meaning assigned to such term in Section 2.8.

“Escrow Amount” has the meaning assigned to such term in Section 2.1(a).

“Excluded Assets” has the meaning assigned to such term in Section 1.2.

“Excluded Liabilities” has the meaning assigned to such term in Section 1.4.

“Financial Statements” has the meaning assigned to such term in Section 5.5(a).

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, without limitation, as applicable, articles or certificate of incorporation, memorandum, memorandum of association, articles of association, articles of organization, certificate of formation, partnership agreement, by-laws, and/or operating or limited liability company agreement.

“Funded Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Seller for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course) and capital lease obligations; (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Seller, or in effect guaranteed, directly or indirectly, in any manner by the Seller, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Seller, even though the Seller has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, international, provincial, federal, state, county or local.

“Hazardous Substances” means (i) any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual including any pesticides, pollutants, contaminants, toxic chemicals, radioactive substances, petroleum products or byproducts, asbestos or polychlorinated biphenyls, (ii) “hazardous substance” as defined in Section 101(14) of CERCLA, (iii) petroleum (crude oil) and natural gas (whether existing as a gas or a liquid), and (iv) any substance defined as hazardous or toxic by any Governmental Authority having jurisdiction over the Business, or as to which liability may attach or standards of conduct may be imposed under Environmental and Safety Requirements.

“Indemnification Escrow Notice” has the meaning assigned to such term in Section 8.2(f).

“Indemnification Escrow Release Date Instruction Letter” has the meaning assigned to such term in Section 8.2(f).

“Indemnified Party” has the meaning assigned to such term in Section 8.3(a).

“Indemnifying Party” has the meaning assigned to such term in Section 8.3(a).

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, trade styles, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all know-how, binding processes and other manufacturing processes, (g) all other proprietary rights (including product and part names and numbers, model names and numbers and “style” names and numbers), (h) all domain names, url’s, and registrations in respect thereof and (i) all copies and tangible embodiments thereof.

“Intellectual Property Assignments” has the meaning assigned to such term in Section 2.3(a)(i).

“Knowledge” means actual knowledge of such Person and the constructive knowledge of such Person with respect to facts of which, after due inquiry, such Person should have been aware.  With respect to the foregoing, “should have been aware” means such information that would have by known by an officer using reasonable diligence in the execution of such officer’s duties.  With respect to the Seller, “to the Knowledge of the Seller” or other words of similar intent or effect shall be deemed to include, without limitation, the knowledge of the Principals.

“Latest Balance Sheet” has the meaning assigned to such term is Section 5.5(a).

“Law” means any constitution, law, statute, common law, treaty, rule, directive, requirement or regulation or Order of any Governmental Authority, including any laws, rules or regulations relating to import-export and customs services rules or regulations.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 5.12(a).

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, right of way, reservation, restriction, cloud on or defect in title, right of first refusal or first offer, equity, encroachment, burden, option, or other similar arrangement or interest in real or personal property, including statutory liens, trusts, deemed trusts or other encumbrances.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, customer, supplier or employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance; provided that none of the following shall be deemed to constitute, and none of the following shall be  taken into account in determining whether there has been, a Material Adverse Change: any adverse change, event, development or effect arising from or related to (A) general business or economic conditions, including such conditions related to the Seller, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), (D) changes in law, rules, regulations, orders or other binding directives issued by any governmental entity or (E) the taking of any action contemplated by this Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, customer, supplier or employee relations or business prospects of such Person; provided that none of the following shall be deemed to constitute, and none of the following shall be  taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development or effect arising from or related to (A) general business or economic conditions, including such conditions related to the Seller, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), (D) changes in law, rules, regulations, orders or other binding directives issued by any governmental entity or (E) the taking of any action contemplated by this Agreement.

“Material Contract” has the meaning assigned to such term in Section 5.13.

“Multi-Employer Plan” has the meaning assigned to such term in ERISA Section 3(37).

“Multiple Employer Plan” has the meaning assigned to such term in Code Section 413.

“Non-Compete Period” means the period beginning as of the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Seller and its Affiliates (including with respect to quantity and frequency).

“Other Assignment Documents” has the meaning assigned to such term in Section 2.3(a).

“Parties” means the Buyer, the Seller and the Principals.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including, without limitation, any requisite occupational licenses, certificates of competency and manufacturing certifications.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the Ordinary Course of Business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent, (iv) zoning ordinances, recorded easements and other restrictions of legal record affecting the Real Property or matters which would be revealed by a survey, and that in either case do not, individually or in the aggregate, impair the current use or occupancy of the Real Property or impair the marketability (or, in jurisdictions where any lien regardless of type or materiality defeats marketability, insurability) of title in the Real Property, and (v) Liens relating to the Assumed Equipment Lease.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Plans” has the meaning assigned to such term in Section 5.17(a).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority or arbitrator.

“Qualified Plan” has the meaning assigned to such term in Section 5.17(b).

“Real Property” has the meaning assigned to such term in Section 5.10(d).

“Release Date” has the meaning assigned to such term in Section 8.2(f).

“Representative” has the meaning assigned to such term in Section 12.16.

“Restricted Territory” has the meaning assigned to such term in Section 8.9(a).

“Seller” has the meaning assigned to such term in the preamble of this Agreement.

“Seller Core Representations” means Section 5.1 (Organization and Capitalization of the Seller), Section 5.2 (Authorization of Transaction), Section 5.3 (Non-Contravention), Section 5.10(a) (Title to Properties), Section 5.11 (Tax Matters), Section 5.12 (Intellectual Property), Section 5.17 (Employee Benefits) and Section 5.24 (Brokers).

“Seller Group” has the meaning assigned to such term in Section 8.2(c).

“Statement of Allocation” has the meaning assigned to such term in Section 2.6.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“SWDA” means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning assigned to such term in Section 8.3(a).

ARTICLE X.

PRE-CLOSING COVENANTS

10.1                        Conduct of Business Pending Closing.  From the date hereof until the Closing, except as consented to by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement:

(i)                                     the Seller shall (and the Principals shall cause the Seller to) act in good faith to carry on its business and operations in the Ordinary Course of Business and to maintain its books and records in the ordinary manner consistent with past practice; and

(ii)                                  without limiting or modifying the covenant in clause (i) above, the Seller shall not (and the Principals shall cause the Seller not to) take any of the actions described in clauses (a) - (m) of Section 5.6.

10.2                        Notice of Certain Events.  From and after the date hereof and until the Closing, the Seller shall provide prompt written notice to the Buyer in the event that the Company enters into a contract to take any of the actions referred to in Section 10.1.  In addition, the Seller shall promptly provide the Buyer with a copy of any communications with, and documents delivered to, its stockholders, including, without limitation, a copy of the minutes from any stockholder meeting.

10.3                        Access.  From and after the date hereof and until the Closing, the Seller shall permit the Buyer, its representatives and agents full access to the Seller’s minute books, financial statements, other books and records, contracts, agreements, properties, and operations at all reasonable times upon reasonable notice.

10.4                        Breach of Representations and Warranties.  From and after the date hereof and until the Closing, promptly upon becoming aware of (i) any fact or condition which constitutes a breach of any of the representations and warranties of the Seller and/or the Principals contained in this Agreement on and as of the date hereof, or (ii) the occurrence of any event or occurrence after the date hereof that would prevent the Seller and/or the Principals from bringing down and making the representations and warranties of the Seller and/or the Principals contained in this Agreement on and as of the Closing Date, the Seller or any such Principal shall give detailed written notice thereof to the Buyer and shall use commercially reasonable efforts to remedy the same.  Unless otherwise specifically agreed to in writing by the Buyer, any such notification (w) shall not modify any of the representations or warranties of the Seller and/or the Principals (including any misstatements thereto), (x) shall not be taken into account in determining whether the conditions to the Buyer’s obligation to consummate the transactions contemplated hereunder contained in Article III have been fulfilled and (y) shall not be taken into account in determining whether the Buyer is entitled to indemnification under Section 8.2.

10.5                        Efforts to Satisfy Conditions.  The Seller and the Principals will use commercially reasonable efforts to satisfy the conditions set forth in Article III hereof as soon as possible.

ARTICLE XI.
TERMINATION

11.1        Termination.  This Agreement may be terminated prior to the Closing:

(a)           By the mutual written consent of the Buyer and the Seller;

(b)           By the Buyer in writing to the Seller, without liability:

(i)            at any time if the Closing shall not have occurred on or before November 30, 2007; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to the Seller if such Seller’s or the Principals’ failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date; or

(ii)           at any time prior to the Closing if (x) there is a material breach of a material representation or warranty of the Seller or the Principals or (y) a material default shall be made by Seller or the Principals in the observance of, or in the performance or satisfaction of, any of the terms hereof to be performed or satisfied by the Company (including without limitation the satisfaction of the conditions precedent of the Company set forth in Article III), in each case that is not cured or cannot be cured within ten (10) Business Days after the Buyer has notified the Seller of its intent to terminate this Agreement pursuant to this subparagraph (b)(ii).

(c)           By the Seller in writing to the Buyer, without liability,

(i)            at any time if the Closing shall not have occurred on or before November 30, 2007; provided, however, that the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available to the Buyer if such Buyer’s failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date; or

(ii)           at any time prior to the Closing if (x) there is a material breach of a material representation or warranty of the Buyer or (y) a material default shall be made by the Buyer in the observance of, or in performance or satisfaction of, any of the terms hereof to be performed or satisfied by the Buyer (including without limitation the satisfaction of the conditions precedent of the Buyer set froth in Article IV), in each case that is not cured or cannot be cured within ten (10) Business Days after the Seller has notified the Buyer of its intent to terminate this Agreement pursuant to this subparagraph (c)(ii).

11.2        Effect of Termination.  If this Agreement is terminated, this Agreement (except for this Article XI and Article XII which shall survive such termination), shall no longer be of any force or effect and no party shall be absolved of any liability from the breach or breach of any provision of this Agreement.   The aggrieved party may recover from the defaulting party any and all damages relating to such default or breach committed by the defaulting party.

ARTICLE XII.
MISCELLANEOUS

12.1        No Third Party Beneficiaries.

Except as expressly set forth in Section 8.2, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

12.2        Entire Agreement.

This Agreement and the other Documents referred to herein constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document including, without limitation, the preliminary indication of interest letter, dated March 28, 2007, from the Buyer to the Seller.

12.3        Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder; (iii) assign any or all of its rights hereunder in connection with a sale of all its business; and/or (iv) assign its rights hereunder to any lenders or financing sources, provided that in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

12.4        Counterparts.

This Agreement may be executed in two or more counterparts (including via facsimile or other reliable means of transmitting signed copies), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.5        Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6        Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day, telecopied to the intended recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day at the telecopy number set forth therefor below (with electronic confirmation of receipt and hard copy to follow), or one Business Day after being sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Seller:

Atria Genetics Inc. (to be renamed Zatriagen, Inc.)

884 Dubuque Avenue

South San Francisco, CA 94080

Telephone: 650-873-1814

Telecopy: (650) 873-1853

with a copy to (which copy shall not constitute notice):

White & Lee LLP

545 Middlefield Road, Suite 250

Menlo Park, CA 94025

Telephone:	(650) 470-4000
Telecopy:	(650) 470-4099
Attention:	David R. Lee, Esq.

If to the Principals, to each of them at the addresses set forth below their names on Annex A hereto, with a copy to (which copy shall not constitute notice):

White & Lee LLP, at the address and contact numbers listed above.

If to the Buyer :

Applera Corporation, Celera Group

1401 Harbor Bay Parkway

Alameda, California 94502

Telephone:	(510) 749-4200
Telecopy:	(510) 749-6200
Attention:	Stacey Sias, PhD., Chief Business Officer

with a copy to (which copy shall not constitute notice):

Applera Corporation

301 Merritt 7

Norwalk, Connecticut  06851

Facsimile:  (203) 840-2922

Telephone:  (203) 840-2000

Attention:  Secretary

and

Finn Dixon & Herling LLP

177 Broad Street, 15th Floor

Stamford, Connecticut  06901

Telephone:	(203) 325-5000
Telecopy:	(203) 325-5001
Attention:	Michael J. Herling, Esq.

If to the Representative:

Malcolm McGinnis

1745 Oakdell Drive

Menlo Park, CA  94025

Telephone:                   (650) 321-0747

With a copy to (which copy shall not constitute notice):

White & Lee LLP, at the address and contact numbers listed above.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.7        Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

12.8        Amendments and Waivers.

No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Representative.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9        Incorporation of Exhibits and Schedules.

The annex, Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

12.10      Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  Nothing in the Schedules hereto shall be deemed to adequately disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed to adequately disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.  Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

12.11      Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

12.12      Remedies.

Except as otherwise provided herein or in the other Documents, the Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.  Without limiting the generality of the foregoing, the Seller hereby agrees that if the Seller fails to convey the Acquired Assets to the Buyer in accordance with the provisions of this Agreement, the Buyer’s remedy at law may be inadequate.  In such event, the Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Seller to convey the Acquired Assets.

12.13      Severability.

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.14      Waiver of Jury Trial.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.15      Jurisdiction and Venue.

(a)            Jurisdiction and Venue.

(i)            Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the nonexclusive jurisdiction of any State of New York court and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York court or, to the extent permitted by law, in such federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)           Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any New York court.  Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)           Service of Process.  The Parties further agree that the mailing by certified or registered mail, return receipt requested to both (i) the other Parties and (ii) counsel for the other Parties (or such substitute counsel as such Party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.  Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the Parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable Party.

(c)           Specific Performance.  Notwithstanding any provision of this Agreement to the contrary, if the Seller breaches, or threatens to commit a breach of, any of its or his covenants herein, including the provisions of Section 8.6 and Section 8.9 (collectively, the “Covenants”), the Buyer shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Covenants or injunctive relief against any act which would violate any of the Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Buyer and its respective Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Buyer and its respective Subsidiaries and Affiliates, and it being further acknowledged that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer and its respective Subsidiaries and Affiliates hereunder.

(d)           Severability of Covenants.  If any of the Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, provincial, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Buyer and its respective Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(e)           Enforceability in Jurisdictions.  The Parties intend to and hereby confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants.  If the courts of any one or more of such jurisdictions hold the Covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants; provided, that the enforcement of any breach or alleged breach of a Covenant shall take place in the jurisdiction where such breach or alleged breach took place or was alleged to have taken place.

(f)            Enforcement.  The provisions of this Section 12.15 may be enforced by any court of competent jurisdiction, and the Party prevailing in such action shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees and expenses to be paid by the Party against whom enforcement is ordered.

12.16      Appointment and Authorization of the Representative; Right to Rely.

(a)           Each Principal irrevocably appoints and authorizes Malcolm McGinnis as the “Representative” as his or her agent and attorney-in-fact to take such action as agent and attorney-in-fact on his or her behalf and to exercise such powers under this Agreement and any other Document which requires any form of Principal approval or consent, together with all such powers as are reasonably incidental thereto.  The Representative may perform his, her or its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by him, her or it with reasonable care.

(b)           Without limiting the generality of the foregoing Section 12.16(a), the Representative, acting alone without the consent of any Principal, is hereby authorized to (i) take any and all actions under this Agreement, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Article VIII (including settlements thereof) (other than claims by the Buyer pursuant to Section 8.2(b)), (iii) effect payments to the Principals, Buyer, Seller and/or other Persons contemplated hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder (including, without limitation, making indemnification payments on behalf of the Principals out of the Escrow Account (other than claims by the Buyer pursuant to Section 8.2(b)), (vi) execute waivers or amendments hereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.

(c)           The parties confirm their understanding that the Representative is also a Principal, and that he, she or it shall have the same rights and powers under this Agreement as any other Principal and may exercise or refrain from exercising the same as though he, she or it were not the Representative.

(d)           The Representative may consult with legal counsel, independent public accountants and other experts selected by him, her or it and shall not be liable for any action taken or omitted to be taken by him, her or it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)           The Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the Principals (based upon the number of shares of Common Stock of the Seller held by the Principals immediately prior to the Closing on an as-if converted basis) or (ii) any action or omission otherwise taken by him, her or it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Representative.  The Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Principals or any other Person, nor shall the Representative have any liability in the nature of a trustee or other fiduciary. The Representative, in such capacity, does not make any representation or warranty as to, nor shall he, she or it be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in or in connection with this Agreement or the other Documents; or (ii) the performance or observance of any of the covenants or agreements of the Principals under this Agreement or any of the other Documents.  The Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by him, her or it to be genuine and to be signed or sent by the proper party or parties.

(f)            Each Principal shall, severally and not jointly on a pro rata basis (based upon the number of shares of Common Stock of the Seller held by the Principals immediately prior to the Closing on an as-if converted basis), pay or reimburse the Representative, upon presentation of an invoice, for all costs and expenses of the Representative (including, without limitation, fees and expenses of counsel to the Representative) in connection with: (i) the enforcement of this Agreement and any of the other Documents and/or the protection or preservation of the rights of each Principals and/or the Representative against the Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other Document (whether or not any such amendment, modification or waiver is signed or becomes effective).

(g)           Each Principal shall, jointly and severally, indemnify, defend and hold harmless the Representative and the Representative’s affiliates agents, attorneys and other advisors against any claim that such indemnitees may suffer or incur in connection with his, her or its capacity as Representative, or any action taken or omitted by such indemnitees hereunder (except such resulting from such indemnitee’s willful misconduct).

(h)           The Representative may resign at any time by giving notice thereof to the Principals.  Upon any such resignation, a majority in interest of the Principals (based upon the number of shares of Common Stock of the Seller held by the Principals immediately prior to the Closing on an as-if converted basis) shall appoint a successor Representative.  If no successor Representative shall have been appointed by the Principals, and shall have accepted such appointment, within thirty (30) days after the retiring Representative gives notice of resignation, then the retiring Representative, may, on behalf of the Principals, appoint a successor Representative.  Upon the acceptance of his, her or its appointment as Representative hereunder, such successor Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Representative, and the retiring Representative shall be discharged from his, her or its duties and obligations hereunder.  After the retiring Representative’s resignation hereunder as Representative, the provisions of this Agreement shall inure to his, her or its benefit as to any actions taken or omitted to be taken by him, her or it while he, she or it was Representative.

(i)            The Buyer shall be entitled to rely upon the Representative to act on behalf of the Principals in relation to all matters set forth in Section 12.16(a) and (b) hereof.

12.17      Confidential Nature of this Agreement.

Each of the parties hereby acknowledges and agrees that the terms and existence of this Agreement are confidential and the neither party nor any of its respective officers, directors, employees, advisors or representatives shall issue any press release or make any public announcement relating to, or otherwise disclose, (except to the extent otherwise permitted in this Agreement) the existence or terms of this Agreement or the other Documents without the prior written approval of the Buyer and the Representative; provided, however, that the Buyer may make any public or private disclosure that it has determined based upon the advise of its legal counsel is required by applicable law or stock exchange rules (in which case such party will provide advance notice to the other party to the extent reasonably practical under the circumstances).

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

APPLERA CORPORATION
(acting through its Celera Group)

By:	/s/ Kathy Ordonez
	Name:	Kathy Ordonez
	Title:	Senior Vice President and President, Celera
Group

SELLER:

ATRIA GENETICS INC.

By:	/s/ Pete Krausa
	Name:	Pete Krausa
	Title:	President

[Signature Page to Atria Genetics Inc. Asset Purchase Agreement]

PRINCIPALS:

The Krausa Family Trust

By:	/s/ Pete Krausa
	Name:	Pete Krausa
	Title:	Trustee

/s/ Pete Krausa
Pete Krausa, individually

The McGinnis-Searles Family Trust

By:	/s/ Malcolm McGinnis
	Name:	Malcolm McGinnis
	Title:	Trustee

/s/ Malcolm McGinnis
Malcolm McGinnis, individually

/s/ Jason Stein
Jason Stein, individually

The 2006 Capper Family Trust Dated July 25, 2006

By:	/s/ Jan Capper
	Name:	Jan Capper
	Title:	Trustee

/s/ Jan Capper
Jan Capper, individually

[Signature Page to Atria Genetics Inc. Asset Purchase Agreement]

2005 David Kahane and Michelle J. Fox Revocable Trust

By:	/s/ David Kahane
Name:	David Kahane
Title:	Trustee

/s/ David Kahane
David Kahane, individually

[Signature Page to Atria Genetics Inc. Asset Purchase Agreement]

[THE FOLLOWING ANNEXES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT:

Annex A	Pro Rata Indemnification Obligations
Exhibit A	Bill of Sale
Exhibit B	Form of Escrow Agreement
Exhibit C	Statement of Allocation

Annexes  and exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Annexes and exhibits will be provided by the Registrant to the Securities and Exchange Commission upon request.]